SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to 240.14a-12
Intevac, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Intevac, Inc., a California corporation, which will be held May 15, 2006, at 9:00 a.m., local time, at our headquarters, 3560 Bassett Street, Santa Clara, California 95054.

At the Annual Meeting, you will be asked to consider and vote upon the following proposals: (i) to elect seven (7) directors of Intevac, (ii) to approve an amendment to increase the maximum number of shares of Common Stock authorized for issuance under the Company’s 2004 Equity Incentive Plan by 800,000 shares, (iii) to approve an amendment to increase the maximum number of shares of Common Stock authorized for issuance under the Company’s 2003 Employee Stock Purchase Plan by 400,000 shares, and (iv) to ratify the appointment of Grant Thornton LLP as independent accountants of Intevac for the fiscal year ending December 31, 2006.

The enclosed Proxy Statement more fully describes the details of the business to be conducted at the Annual Meeting. After careful consideration, our Board of Directors has unanimously approved the proposals and recommends that you vote FOR each proposal.

After reading the Proxy Statement, please mark, date, sign and return the enclosed proxy card in the accompanying reply envelope to ensure receipt by our Transfer Agent no later than May 12, 2006. Any shareholder attending the Annual Meeting may vote in person even if he or she has returned a proxy. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

A copy of Intevac’s 2005 Annual Report has been mailed with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting.

We look forward to seeing you at the Annual Meeting. Please notify Joanne Diener at (408) 496-2242 if you plan to attend.

Sincerely yours,

Kevin Fairbairn
President and Chief Executive Officer

Santa Clara, California
April 7, 2006

IMPORTANT

Whether or not you plan to attend the meeting, please mark, date and sign the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
GENERAL
VOTING RIGHTS
QUORUM; ABSTENTIONS; BROKER NON-VOTES
REVOCABILITY OF PROXIES
SOLICITATION OF PROXIES
PROPOSAL NO. 1: ELECTION OF DIRECTORS
NOMINEES
BUSINESS EXPERIENCE OF NOMINEES FOR ELECTION AS DIRECTORS
BOARD MEETINGS AND COMMITTEES
DIRECTOR COMPENSATION
CORPORATE GOVERNANCE MATTERS
CODE OF ETHICS
PROPOSAL NO. 2: APPROVAL OF AN AMENDMENT TO THE INTEVAC 2004 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER BY 800,000 SHARES
PROPOSAL NO. 3: APPROVAL OF AN AMENDMENT TO THE INTEVAC 2003 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED THEREUNDER BY 400,000 SHARES
PROPOSAL NO. 4: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16( a ) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION AND RELATED INFORMATION
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN TRANSACTIONS
EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE -IN -CONTROL AGREEMENTS
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
AUDIT COMMITTEE REPORT
PERFORMANCE GRAPH
OTHER BUSINESS
SHAREHOLDER PROPOSALS

INTEVAC, INC.
3560 Bassett Street
Santa Clara, California 95054

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 15, 2006

TO OUR SHAREHOLDERS:

You are cordially invited to attend the Annual Meeting of Shareholders of Intevac, Inc., a California corporation, to be held May 15, 2006 at 9:00 a.m., local time, at our headquarters, 3560 Bassett Street, Santa Clara, California 95054, for the following purposes:

1. To elect directors to serve for the ensuing year or until their respective successors are duly elected and qualified. The nominees are Norman H. Pond, Kevin Fairbairn, David S. Dury, Stanley J. Hill, Robert Lemos, Arthur L. Money and Ping Yang

2. To approve an amendment to the 2004 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder by 800,000.

3. To approve an amendment to the 2003 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 400,000.

4. To ratify the appointment of Grant Thornton LLP as independent accountants of Intevac for the fiscal year ending December 31, 2006.

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice.

Only shareholders of record at the close of business March 22, 2006 are entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof.

All shareholders are cordially invited and encouraged to attend the Annual Meeting. In any event, to ensure your representation at the meeting, please carefully read the accompanying Proxy Statement, which describes the matters to be voted on at the Annual Meeting, and sign, date and return the enclosed proxy card in the reply envelope provided. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to ensure that all your shares will be voted. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically, and only your vote at the Annual Meeting will be counted. The prompt return of your proxy card will assist us in preparing for the Annual Meeting.

We look forward to seeing you at the Annual Meeting. Please notify Joanne Diener at (408) 496-2242 if you plan to attend.

BY ORDER OF THE BOARD OF DIRECTORS

CHARLES B. EDDY III
Vice President, Finance and Administration,
Chief Financial Officer, Treasurer and Secretary

Santa Clara, California
April 7, 2006

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IN ANY EVENT, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO VOTE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
INTEVAC, INC.
TO BE HELD MAY 15, 2006

GENERAL

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Intevac, Inc., a California corporation, of proxies to be voted at the Annual Meeting of Shareholders to be held May 15, 2006, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shareholders of record as of March 22, 2006 will be entitled to vote at the Annual Meeting. The Annual Meeting will be held at 9:00 a.m., local time, at our headquarters, 3560 Bassett Street, Santa Clara, California 95054.

It is anticipated that this Proxy Statement and the enclosed proxy card will be first mailed to shareholders on or about April 7, 2006.

VOTING RIGHTS

The close of business on March 22, 2006 was the record date for shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. At the record date, we had 20,924,601 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting, held by 134 shareholders of record. We believe that approximately 5,000 beneficial owners hold shares through brokers, fiduciaries and nominees. Holders of Common Stock are entitled to one vote for each share of Common Stock they hold.

If any shareholder is unable to attend the Annual Meeting, the shareholder may still vote by proxy. The enclosed proxy is solicited by our Board of Directors, and, when the proxy card is returned properly completed, it will be voted as directed by the shareholder on the proxy card. Shareholders are urged to specify their choices on the enclosed proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of Common Stock represented by the proxy will be voted FOR Proposals 1, 2, 3 and 4 and will be voted in the proxy holders’ discretion as to other matters that may properly come before the Annual Meeting.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions and broker non-votes, we intend to include abstentions and broker non-votes as present or represented for purposes of establishing a quorum for the transaction of business, but to exclude abstentions and broker non-votes from the calculation of shares voting on any matter.

REVOCABILITY OF PROXIES

Any person giving a proxy has the power to revoke it at any time before its exercise. A proxy may be revoked by filing with the Secretary of Intevac an instrument of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SOLICITATION OF PROXIES

Intevac will bear the cost of soliciting proxies. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to the beneficial owners. We may reimburse such persons for their costs of forwarding the solicitation material to beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of Intevac. No additional compensation will be paid to these individuals for these services. Except as described above, we do not currently intend to solicit proxies other than by mail.

The Annual Report of Intevac for the fiscal year ended December 31, 2005 has been mailed concurrently with the mailing of this Notice of Annual Meeting and Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

At the Annual Meeting, seven directors (constituting the entire board) are to be elected to serve until the next Annual Meeting of Shareholders and until a successor for each such director is elected and qualified, or until the death, resignation or removal of such director. The seven candidates receiving the highest number of the affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of Intevac.

It is intended that the proxies will be voted for the seven nominees named below unless authority to vote for any such nominee is withheld. All seven nominees are currently directors of Intevac, and all except for Dr. Yang were elected to the Board by the shareholders at the last Annual Meeting. Dr. Yang was elected to the Board of Directors effective March 15, 2006 upon the recommendation of the Nominating and Governance Committee. David Lambeth, a current director, has voluntarily decided not to stand for re-election. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any other person who is designated by the current Board of Directors to fill the vacancy. The proxies solicited by this Proxy Statement may not be voted for more than seven nominees.

NOMINEES

Set forth below is information regarding the nominees to the Board of Directors.

Name	Position(s) with Intevac	Age

Norman H. Pond	Chairman of the Board	67
Kevin Fairbairn	President and Chief Executive Officer	52
David S. Dury(1)(3)	Director	57
Stanley J. Hill(3)	Director	64
Robert Lemos(1)(2)	Director	65
Arthur L. Money(1)	Director	66
Ping Yang	Director	53

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Governance Committee

BUSINESS EXPERIENCE OF NOMINEES FOR ELECTION AS DIRECTORS

Mr. Pond is a founder of Intevac and has served as Chairman of the Board since February 1991. Mr. Pond served as President and Chief Executive Officer from February 1991 until July 2000 and again from September 2001 through January 2002. Mr. Pond holds a BS in physics from the University of Missouri at Rolla and an MS in physics from the University of California at Los Angeles.

Mr. Fairbairn joined Intevac as President and Chief Executive Officer in January 2002 and was appointed a director in February 2002. Before joining Intevac, Mr. Fairbairn was employed by Applied Materials from July

1985 to January 2002, most recently as Vice-President and General Manager of the Conductor Etch Organization with responsibility for the Silicon and Metal Etch Divisions. From 1996 to 1999, Mr. Fairbairn was General Manager of Applied’s Plasma Enhanced Chemical Vapor Deposition Business Unit and from 1993 to 1996, he was General Manager of Applied’s Plasma Silane CVD Product Business Unit. Mr. Fairbairn holds an MA in engineering sciences from Cambridge University.

Mr. Dury has served as a director of Intevac since July 2002. Mr. Dury is a co-founder of Mentor Capital Group, a venture capital firm formed in July 2000. From 1996 to 2000, Mr. Dury served as Senior Vice-President and Chief Financial Officer of Aspect Development, a software development firm. Mr. Dury holds a BA in psychology from Duke University and an MBA from Cornell University. He is also a director of Phoenix Technologies Ltd.

Mr. Hill was appointed as a director of Intevac in March 2004. Mr. Hill joined Kaiser Aerospace and Electronics Corporation (“Kaiser”), a privately held manufacturer of electronics and electro-optical systems, in 1969 and served as Chief Executive Officer and Chairman of both Kaiser and K Systems, Inc., Kaiser’s parent company, from 1997 to 2000. Prior to his appointment as Chief Executive Officer, Mr. Hill served in a number of executive positions at Kaiser. Mr. Hill holds a BS in mechanical engineering from the University of Maine and a Master of engineering from the University of Connecticut and has completed post-graduate studies at the University of Santa Clara business school. He is also a director of First Aviation Services, Inc.

Mr. Lemos has served as a director of Intevac since August 2002. Mr. Lemos retired from Varian Associates, Inc. in 1999 after 23 years, including serving as Vice-President and Chief Financial Officer from 1988 to 1999. Mr. Lemos has a BS in business from the University of San Francisco, a JD in law from Hastings College and an LLM in law from New York University.

Mr. Money has served as a director of Intevac since October 2003. Mr. Money served as the Assistant Secretary of Defense for Command, Control, Communication and Intelligence (C3I) from October 1999 to April 2001. Prior to his Senate confirmation in that role, he was the Senior Civilian Official, Office of the Assistant Secretary of Defense (C3I) from February 1998. Mr. Money also served as the Chief Information Officer for the Department of Defense from 1998 to 2001. From 1996 to 1998, he served as Assistant Secretary of the Air Force for Research, Development and Acquisition. Prior to his government service, Mr. Money was President of ESL Inc., a subsidiary of TRW, from 1990 to 1995, and prior to 1990, he held senior management positions with ESL Inc. and with the TRW Avionics and Surveillance Group. He is also a director of CACI International, Essex Corporation, Intelli-Check, SafeNet, Silicon Graphics, Inc., Terremark Worldwide, Inc., SteelCloud Inc. and the Federal Services Acquisition Corporation. Mr. Money holds a BS in mechanical engineering from San Jose State University and an MS in mechanical engineering from the University of Santa Clara.

Dr. Yang was appointed as a director of Intevac in March 2006. Dr. Yang is currently a consultant to Taiwan Semiconductor Manufacturing Company (“TSMC”) and a director of Global Unichip Corp. of Taiwan, a full-service System on Chip design foundry, which is a TSMC subsidiary. Dr. Yang was employed by TSMC beginning in 1997 and served as Vice-President of Research and Development from 1999 until 2005. Prior to joining TSMC, Dr. Yang worked at Texas Instruments from 1980 to 1997 where he was Director of Device and Design Flow. Dr. Yang holds a BS in physics from National Taiwan University, and an MS and a PhD in electrical engineering from the University of Illinois.

BOARD MEETINGS AND COMMITTEES

The Board of Directors held four meetings during fiscal 2005. All members of the Board of Directors during fiscal 2005 attended at least seventy-five percent of the aggregate of the total number of meetings of the Board of Directors held during the fiscal year and the total number of meetings held by all committees of the Board on which each such director served (based on the time that each member served on the Board of Directors and the committees). There are no family relationships among executive officers or directors of Intevac. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

The Audit Committee of the Board of Directors held five meetings during fiscal 2005. The Audit Committee, which during 2005 was comprised of Mr. Dury, Mr. Lemos and Mr. Money, is responsible for overseeing our accounting and financial reporting processes, overseeing the audits of our financial statements and assisting the

Board of Directors in oversight and monitoring of (i) the integrity of the financial statements of Intevac, (ii) the compliance by Intevac with legal and regulatory requirements, (iii) the qualifications, independence and performance of Intevac’s external auditors and (iv) Intevac’s internal accounting and financial controls. Each member of the Audit Committee is “independent” as defined in the listing standards of The Nasdaq National Market. The Board has also determined that each member of the committee is an “audit committee financial expert” as designated in Item 401 of Regulation S-K. The Audit Committee has a written charter, which was attached to the proxy statement for the 2004 Annual Meeting. It is also available on our website at www.intevac.com.

The Compensation Committee of the Board of Directors held five meetings during fiscal 2005. The Compensation Committee, which during 2005 was comprised of Mr. Lemos and Dr. Lambeth (a Board member who is not standing for reelection in 2006), has responsibility for the compensation of Intevac’s executive officers and employees, including approving executive officer compensation plans, stock option grants, succession plans and compensation strategy for Intevac’s employees. The Board has determined that Mr. Lemos and Dr. Lambeth are “independent” as defined in the listing standards of the Nasdaq National Market. The Compensation Committee has a written charter, which is available on our website at www.intevac.com.

The Nominating and Governance Committee of the Board of Directors held three meetings during fiscal 2005. The Nominating and Governance Committee, which during 2005 was comprised of Mr. Hill and Mr. Dury, has responsibility for (i) overseeing compliance by the Board and its committees with corporate governance aspects of the Sarbanes-Oxley Act and related SEC and Nasdaq rules, (ii) determining the criteria for membership on the Board, (iii) reviewing our Code of Business Conducts and Ethics, (iv) considering issues of possible conflicts of interest of board members or corporate officers, and (v) making recommendations to the Board regarding composition and size of the Board and its committees, review and selection of director nominees, and other corporate governance issues generally. The Board has determined that both Mr. Hill and Mr. Dury are “independent” as defined in the listing standards of the Nasdaq National Market. The Nominating and Governance Committee has a written charter, which is available on our website at www.intevac.com.

DIRECTOR COMPENSATION

Through 2002, directors of Intevac did not receive fees for services provided as directors. Beginning in 2003, non-employee directors of Intevac received a retainer of $3,000 per quarter as compensation for their efforts serving on the Board and its subcommittees. In 2005, the retainer was increased to $4,500 per quarter. Directors are reimbursed for reasonable expenses incurred in attending Board or committee meetings. We do not pay fees for committee participation or special assignments of the Board of Directors. Under the 2004 Equity Incentive Plan, all directors are eligible to receive option grants, when and as determined by the Board of Directors. During fiscal 2005, Mr. Dury, Mr. Hill, Dr. Lambeth, Mr. Lemos and Mr. Money each received an option to purchase 10,000 shares under the 2004 Equity Incentive Plan.

CORPORATE GOVERNANCE MATTERS

Director independence.  The Board has determined that, with the exception of Mr. Pond and Mr. Fairbairn, all of its members are “independent directors” as that term is defined in the listing standards of The Nasdaq Stock Market.

Contacting the Board of Directors.  Any shareholder who desires to contact our Chairman of the Board or the other members of our Board of Directors may do so by writing to: Board of Directors, c/o Stanley J. Hill, Chairman, Nominating and Governance Committee, Intevac, Inc., 3560 Bassett Street, Santa Clara, California, 95054. Communications received by Mr. Hill will also be communicated to the Chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

Board attendance at annual shareholder meetings.  We have a formal policy that encourages, but does not require, attendance by members of the Board at our Annual Meeting of Shareholders. Mr. Pond, Mr. Fairbairn and Mr. Hill attended our 2005 Annual Meeting of Shareholders.

Policy regarding board nominees.  It is the policy of the Nominating and Governance Committee of the Company to consider recommendations for candidates to the Board of Directors from shareholders. Shareholder recommendations of candidates for election to the Board should be directed in writing to: Intevac, Inc., 3560 Bassett Street, Santa Clara, California, 95054, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years, and evidence of the nominating person’s ownership of Company stock. Shareholder nominations to the Board must also meet the requirements set forth in the Company’s bylaws.

The Committee’s criteria and process for identifying and evaluating the candidates that it selects, or recommends to the full Board for selection, as director nominees, are as follows:

•	The Committee periodically reviews the current composition, size and effectiveness of the Board.

•	In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers (1) the current size and composition of the Board and the needs of the Board and the respective committees of the Board, (2) such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, (3) the relevance of the candidates skills and experience to our businesses and (4) such other factors as the Committee may consider appropriate.

•	While the Committee has not established specific minimum qualifications for director candidates, the Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business, government or technology, including an understanding of our industry and our business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements that may be required by applicable laws and regulations, such as financial literacy or financial expertise with respect to audit committee members.

•	With regard to candidates who are properly recommended by shareholders or by other means, the Committee will review the qualifications of any such candidate, which review may, in the Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Committee deems necessary or proper.

•	In evaluating and identifying candidates, the Committee has the authority to retain or terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•	The Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board either to fill vacancies or to add additional directors prior to the Annual Meeting of Shareholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Committee selects, or recommends to the full Board of Directors for selection, the director nominees.

CODE OF ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. You can find our Code of Business Conduct and Ethics on our website at www.intevac.com. We post any amendments to the Code of Business Conduct and Ethics, as well as any waivers that are required to be disclosed by the rules of either the SEC or the Nasdaq Stock Market, on our website.

Required Vote

The seven nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted at the Annual Meeting shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect on the election of directors under California law.

The Board of Directors recommends that shareholders vote FOR election of all of the above nominees as directors.

PROPOSAL NO. 2:

APPROVAL OF AN AMENDMENT TO THE INTEVAC 2004 EQUITY INCENTIVE PLAN TO
INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER BY 800,000 SHARES

We have historically provided stock options as an incentive to our employees to promote increased shareholder value. The Board of Directors and management believe that stock options are one of the primary ways to attract and retain key personnel responsible for the continued development and growth of the our business, and to motivate all employees to increase stockholder value. In addition, stock options are considered a competitive necessity in the high technology sector in which we compete.

As a result of the desire to give further incentive to and retain current employees and officers, options to purchase 644,850 shares were granted from the 2004 Equity Incentive Plan (the “2004 Plan”) during fiscal 2005. As of March 22, 2006, there were 1,898,405 unexercised options outstanding and 120,953 shares available for grant under the 2004 Plan, not including the 800,000 shares subject to shareholder approval at this 2006 Annual Meeting. The unexercised options and shares available for grant represent 9.7% of the shares outstanding at March 22, 2006. Including the 800,000 shares subject to shareholder approval at this 2006 Annual Meeting, the percentage will increase to 13.5% of the shares outstanding.

Proposed Amendment

At the 2006 Annual Meeting, we are asking our shareholders to approve an amendment to the 2004 Plan to increase the number of shares reserved for issuance under the 2004 Plan by 800,000 shares, for an aggregate of 2,000,000 shares reserved for issuance thereunder plus shares remaining from the 1995 Stock Option/Stock Issuance Plan. The Board of Directors approved the proposed amendment to the 2004 Plan in February 2006, subject to stockholder approval at the 2006 Annual Meeting. The amendment to increase the number of shares reserved under the 2004 Plan is proposed in order to give the Board and the Compensation Committee of the Board greater flexibility to grant stock options. The Board and management believe that granting stock options motivates high levels of performance, aligns the interests of employees and shareholders by giving employees the perspective of an owner with an equity stake in Intevac, and provides an effective means of recognizing employee contributions to our success. The Board and management also believe that stock options are of great value in recruiting and retaining highly qualified technical and other key personnel who are in great demand, as well as rewarding and encouraging current employees. Finally, the Board and management believe that the ability to grant options will be important to our future success by allowing us to accomplish these objectives.

Board of Directors’ Recommendation

The Board of Directors recommends that shareholders vote FOR the amendment to the 2004 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder by 800,000 shares.

Summary of the 2004 Equity Incentive Plan

The following paragraphs provide a summary of the principal features of the 2004 Plan and its operation. The following summary is qualified in its entirety by reference to the 2004 Plan.

  Background and Purpose of the Plan

The 2004 Plan permits the grant of the following types of incentive awards: (1) stock options, (2) stock appreciation rights, (3) restricted stock, (4) performance units, and (5) performance shares (individually, an “Award”). The 2004 Plan is intended to help us to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees, directors and consultants, and promote the success of Intevac.

  Administration of the Plan

Our Board of Directors or the Compensation Committee of our Board of Directors (in either case, the “Committee”) administers the 2004 Plan. Members of the Committee generally must qualify as “outside directors” under Section 162(m) of the Internal Revenue Code (so that we are entitled to receive a federal tax deduction for certain compensation paid under the Incentive Plan) and must meet such other requirements as are established by the Securities and Exchange Commission for plans intended to qualify for exemption under Rule 16b-3. (For the plan to qualify for exemption under Rule 16b-3, members of the Committee must be “non-employee directors.”) Notwithstanding the foregoing, the Board of Directors also may appoint one or more separate committees to administer the 2004 Plan with respect to employees who are not officers or directors of Intevac.

Subject to the terms of the 2004 Plan, the Committee has the sole discretion to select the employees and consultants who will receive Awards, determine the terms and conditions of Awards (for example, the exercise price and vesting schedule), and interpret the provisions of the Plan and outstanding Awards.

A total of 1,200,000 shares of our Common Stock were originally reserved for issuance under the 2004 Plan; however, Proposal Two, if approved, will raise the number of shares reserved by 800,000 shares, to 2,000,000 shares. No more than 10% of the shares reserved for issuance under the 2004 Plan may be issued pursuant to Awards that are not stock options or stock appreciation rights that are granted at exercise prices equal to 100% of the fair market value on the date of grant (that is, pursuant to Awards of restricted stock, performance units, performance shares, discounted stock options or discounted stock appreciation rights). In addition, shares which were reserved but not issued under our 1995 Stock Option/ Stock Issuance Plan (the “1995 Plan”) as of the effective date of the 2004 Plan, as well as any shares returned to the 1995 Plan are available for issuance under the 2004 Plan.

If an Award expires or is cancelled without having been fully exercised or vested, the unvested or cancelled shares generally will be returned to the available pool of shares reserved for issuance under the 2004 Plan. Also, if we experience a stock dividend, reorganization or other change in our capital structure, the Committee has discretion to adjust the number of shares available for issuance under the 2004 Plan, the outstanding Awards, and the per-person limits on Awards, as appropriate to reflect the stock dividend or other change.

  Eligibility to Receive Awards

The Committee selects the employees and consultants who will be granted Awards under the 2004 Plan. The actual number of individuals who will receive an Award under the Plan cannot be determined in advance because the Committee has the discretion to select the participants.

  Stock Options

A stock option is the right to acquire shares of our Common Stock at a fixed exercise price for a fixed period of time. Under the 2004 Plan, the Committee may grant non-statutory stock options and/or incentive stock options (which entitle employees, but not Intevac, to more favorable tax treatment). The Committee determines the number of shares covered by each option, but during any fiscal year, no participant may be granted options for more than 200,000 shares, except that a participant may be granted options for an additional 300,000 shares in connection with his or her initial employment.

The exercise price of the shares subject to each option is set by the Committee but cannot be less than 100% of the fair market value (on the date of grant) of the shares covered by incentive stock options or by non-statutory options that are intended to qualify as “performance based” under Section 162(m) of the Internal Revenue Code.

In addition, the exercise price of an incentive stock option must be at least 110% of fair market value if (on the grant date) the participant owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries. The aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options, that first become exercisable by any participant during any calendar year also may not exceed $100,000.

An option granted under the 2004 Plan cannot generally be exercised until it becomes vested. The Committee establishes the vesting schedule of each option at the time of grant. Options become exercisable at the times and on the terms established by the Committee. Options granted under the 2004 Plan expire at the times established by the Committee, but the term of an incentive stock option cannot be greater than 10 years after the grant date (5 years in the case of an incentive stock option granted to a participant who owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries).

The exercise price of each option granted under the 2004 Plan must be paid in full at the time of exercise. The exercise price may be paid in any form determined by the Committee, including, but not limited to, cash, check, surrender of shares that, if acquired from us, have been held for at least six months, or pursuant to a cashless exercise program. The Committee may also permit, in some cases, the exercise price to be paid by means of a promissory note or through a reduction in the amount of our liability to the participant.

Stock Appreciation Rights

Stock appreciation rights are awards that grant the participant the right to receive an amount equal to (1) the number of shares exercised, times (2) the amount by which our then current stock price exceeds the exercise price. The exercise price will be set on the date of grant, but can vary in accordance with a predetermined formula. An individual will be able to profit from a stock appreciation right only if the fair market value of the stock increases above the exercise price.

Awards of stock appreciation rights may be granted in connection with all or any part of an option, either concurrently with the grant of an option or at any time thereafter during the term of the option, or may be granted independently of options. There are three types of stock appreciation rights available for grant under the 2004 Plan. A “tandem” stock appreciation right is a stock appreciation right granted in connection with an option that entitles the participant to exercise the stock appreciation right by surrendering to us a portion of the unexercised related option. A tandem stock appreciation right may be exercised only with respect to the shares for which its related option is then exercisable. An “affiliated” stock appreciation right is a stock appreciation right granted in connection with an option that is automatically deemed to be exercised upon the exercise of the related option, but does not necessitate a reduction in the number of shares subject to the related option. A “freestanding” stock appreciation right is one that is granted independent of any options. No participant may be granted stock appreciation rights covering more than 200,000 shares in any fiscal year, except that a participant may be granted stock appreciation rights covering an additional 300,000 shares in connection with his or her initial employment.

The Committee determines the terms of stock appreciation rights, except that the exercise price of a tandem or affiliated stock appreciation right must be equal to the exercise price of the related option. When a tandem stock appreciation right, granted in connection with an option, is exercised, the related option, to the extent surrendered, will cease to be exercisable. A tandem or affiliated stock appreciation right, which is granted in connection with an option, will be exercisable until, and will expire, no later than the date on which the related option ceases to be exercisable or expires. A freestanding stock appreciation right, which is granted without a related option, will be exercisable, in whole or in part, at such time as the Committee specifies in the stock appreciation right agreement.

The participant who exercises a stock appreciation right will receive from us an amount equal to the excess of the fair market value of a share on the date of exercise of the stock appreciation right over the exercise price times the number of shares with respect to which the stock appreciation right is exercised. Our obligation arising upon the exercise of a stock appreciation right may be paid in shares or in cash, or any combination thereof, as the Committee may determine.

Restricted Stock

Awards of restricted stock are shares that vest in accordance with the terms and conditions established by the Committee. The Committee determines the number of shares of restricted stock granted to any employee or consultant, but no participant may be granted more than 125,000 shares of restricted stock in any fiscal year, except that a participant may be granted up to an additional 175,000 shares of restricted stock in connection with his or her initial employment.

In determining whether an Award of restricted stock should be made, and/or the vesting schedule for any such Award, the Committee may impose whatever conditions to vesting as it determines to be appropriate. Upon termination of service, unvested shares of restricted stock generally will be forfeited.

Performance Units and Performance Shares

Performance units and performance shares are Awards that will result in a payment to a participant only if performance objectives established by the Committee are achieved or the Awards otherwise vest. The applicable performance objectives will be determined by the Committee, and may be based upon the achievement of Company-wide, divisional or individual goals or upon any other basis determined by the Committee. Performance units have an initial value that is established by the Committee on or before the date of grant. Performance shares have an initial value equal to the fair market value of a share on the date of grant. The Committee determines the number of performance units and performance shares granted to a participant, but no participant may be granted performance units with an initial value greater $750,000 or granted more than 125,000 performance shares in any fiscal year, except that a participant may be granted performance units with an initial value up to an additional $750,000 and/or an additional 175,000 performance shares in connection with his or her initial employment.

Performance Goals

Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to our Chief Executive Officer and to each of our other four most highly compensated executive officers may not be deductible to the extent it exceeds $1 million. However, we are able to preserve the deductibility of compensation in excess of $1 million if the conditions of Section 162(m) are met. These conditions include shareholder approval of the Plan, setting limits on the number of Awards that any individual may receive and, for Awards other than options, establishing performance criteria that must be met before the Award actually will vest or be paid.

We have designed the 2004 Plan so that it permits us to pay compensation that qualifies as performance-based under Section 162(m). Thus, the Committee (in its discretion) may make performance goals applicable to a participant with respect to an Award. At the Committee’s discretion, one or more of the following performance goals may apply (all of which are defined in the 2004 Plan): cost of sales as a percentage of sales, earnings per share, marketing and sales expenses as a percentage of sales, net income as a percentage of sales, operating margin, revenue, total shareholder return and working capital.

Change of Control

In the event of a “change in control” of Intevac, the successor corporation may either assume or provide a substitute award for each outstanding Award. In the event the successor corporation refuses to assume or provide a substitute award, the Award will immediately vest and become exercisable as to all of the shares subject to such Award. In such case, the Committee will provide at least 15 days’ notice of such immediate vesting and exercisability. The Award will then terminate upon the expiration of the notice period.

Limited Transferability of Awards

Awards granted under the 2004 Plan generally may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution.

Federal Tax Aspects

The following brief summary of the effect of federal income taxation upon the participant and Intevac with respect to Awards granted under the 2004 Plan does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

Non-statutory Stock Options

No taxable income is reportable when a non-statutory stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares will be capital gain or loss, which may be long- or short-term depending on the holding period. As a result of Section 409A of the Internal Revenue Code, however, non-statutory stock options granted with an exercise price below the fair market value of the underlying stock may be taxable to a participant before he or she exercises and an award. As of the date of this proxy, how such awards will be taxed is unclear.

Incentive Stock Options

No taxable income is reportable when an incentive stock option is granted or exercised, unless the alternative minimum tax rules apply, in which case taxation occurs upon exercise. If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights

No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Performance Units and Performance Shares

A participant will not have taxable income upon grant of restricted stock, performance units or performance shares, unless he or she elects to be taxed at that time. Instead, he or she will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the shares or cash received minus any amount paid for the shares.

Tax Effect for the Company

Intevac generally will be entitled to a tax deduction in connection with an Award under the 2004 Plan in an amount equal to any ordinary income realized by a participant at the time the participant recognizes such income (for example, upon the exercise of a non-statutory stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to each of our four most highly compensated executive officers, as discussed above under “Performance Goals”.

Amendment and Termination of the 2004 Plan

The Board generally may amend or terminate the 2004 Plan at any time and for any reason. Amendments will be contingent on stockholder approval if required by applicable law or stock exchange listing requirements. By its terms, the 2004 Plan automatically will terminate in 2014, although any Awards outstanding at that time will continue for their term.

Awards to be Granted to Certain Individuals and Groups

The number of Awards that an employee or consultant may receive under the 2004 Plan is in the discretion of the Committee and therefore cannot be determined in advance. Our executive officers and our non-employee directors have an interest in this proposal, because they are eligible to receive discretionary Awards under the 2004 Plan.

As of the date of this proxy statement, there has been no determination by the Committee with respect to future awards under the 2004 Plan. Accordingly, future awards are not determinable. The following table, however, sets forth information with respect to the grant of options under the 2004 Plan to the executive officers named in the Summary Compensation Table below, to all current executive officers as a group, to all non-employee directors as a group and to all other employees as a group during the Company’s last fiscal year:

	Number of Shares	Average Per Share
Name of Individual or Group	Granted	Exercise Price

Norman H. Pond	50,000	$7.53
Kevin Fairbairn	50,000	7.53
Charles B. Eddy	20,000	7.72
Verle Aebi	20,000	7.72
Luke Marusiak	20,000	7.72
David S. Dury	10,000	10.95
Stanley J. Hill	10,000	10.95
David N. Lambeth	10,000	10.95
Robert Lemos	10,000	10.95
Arthur L. Money	10,000	10.95
All executive officers, as a group	160,000	7.60
All directors who are not executive officers, as a group	50,000	10.95
All employees who are not executive officers, as a group	434,850	9.04

Summary

We believe strongly that approval of the amendment to the 2004 Plan is essential to our continued success. Awards such as those provided under the 2004 Plan constitute an important incentive for our key employees and other service providers and help us to attract, retain and motivate people whose skills and performance are critical to our success. Our employees are our most valuable assets. We strongly believe that the 2004 Plan is essential for us to compete for talent in the labor markets in which we operate.

Required Vote

The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting (provided that that vote also constitutes the affirmative vote of a majority of the required quorum) will be required for approval of the amendment to add an additional 800,000 shares to the Intevac 2004 Equity Incentive Plan.

The Board of Directors recommends that shareholders vote FOR the adoption of the amendment to add an additional 800,000 shares to the Intevac 2004 Equity Incentive Plan.

PROPOSAL NO. 3:

APPROVAL OF AN AMENDMENT TO THE INTEVAC 2003 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED THEREUNDER BY 400,000 SHARES

The Intevac 2003 Employee Stock Purchase Plan (the “2003 ESPP”) was adopted by our Board of Directors and approved by our shareholders in 2003. Employees have participated in the 2003 ESPP or its predecessor plan, the 1995 Employee Stock Purchase Plan, since 1995.

Proposed Amendment

Our Board of Directors has determined that it is in our best interests and the best interests of our shareholders to make an additional 400,000 shares available for purchase under the 2003 ESPP. As such, the Board of Directors has put forth for approval of our shareholders an amendment to the 2003 ESPP to increase the number of shares reserved thereunder by 400,000 shares. If our shareholders approve the adoption of the amendment, the total number of shares available to be issued under such plan will be a 650,000, plus any shares remaining from the 1995 Employee Stock Purchase Plan. As of February 1, 2006, 72,305 shares remained for issuance under the 2003 ESPP.

Board of Directors’ Recommendation

The Board of Directors recommends that shareholders vote FOR the amendment to the 2003 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 400,000 shares.

Summary of the 2003 Employee Stock Purchase Plan

The following paragraphs provide a summary of the principal features of the 2003 ESPP and its operation. The following summary is qualified in its entirety by reference to the 2003 ESP.

General

The 2003 ESPP was adopted by our Board of Directors in January 2003 and approved by our shareholders in May 2003. The purpose of the 2003 ESPP is to provide employees with an opportunity to purchase our Common Stock through payroll deductions.

Administration

Our Board of Directors or a committee appointed by the Board administers the 2003 ESPP. All questions of interpretation or application of the 2003 ESPP are determined by the Board or the committee, and its decisions are final, conclusive and binding upon all participants.

Eligibility

Each of our employees, or the employees of our designated subsidiaries, whose customary employment is for more than twenty hours per week and more than five months per year is eligible to participate in the 2003 ESPP; except that no employee may be granted a purchase right under the 2003 ESPP (i) to the extent that, immediately after the grant, such employee would own 5% of either the total voting power or total value of our stock or any of our subsidiaries, or (ii) to the extent that his or her rights to purchase stock under all of our employee stock purchase plans or those of our subsidiaries accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such purchase right is granted) for each calendar year. Eligible employees have the opportunity to elect to participate in the 2003 ESPP approximately twice per year.

Offering Period

Shares of our Common Stock are offered for purchase under the 2003 ESPP through a series of successive offering periods, each with a maximum duration of twenty-four (24) months. Each offering period is of a duration determined by the plan administrator prior to the start date and is comprised of a series of one or more successive purchase intervals. Purchase intervals within each offering period last approximately six (6) months and run from the first business day in February to the last business day in July each year and from the first business day in August each year to the last business day in January of the following year. Should the fair market value of our Common Stock on any semi-annual purchase date within an offering period be less than the fair market value per share on the start date of that offering period, then that offering period automatically terminates immediately after the purchase of shares on such purchase date, and a new offering period commences on the next business day following the purchase date. The plan administrator will establish the duration of the new offering period within five (5) business days following the start date.

Purchase Price

The purchase price of our Common Stock acquired under the 2003 ESPP is equal to eighty-five percent (85%) of the lower of (i) the fair market value per share of our Common Stock on the first day of the offering period (or, if higher, on the participant’s entry date into the offering period) or (ii) the fair market value on the semi-annual purchase date. The fair market value of our Common Stock on any relevant date will be the closing price per share as reported on the Nasdaq National Market, or the mean of the closing bid and asked prices, if no sales were reported, as quoted on such exchange or reported in the Wall Street Journal.

Payment of Purchase Price; Payroll Deductions

Each participant’s purchase price of the shares is accumulated by payroll deductions throughout each purchase interval. A participant may elect to have up to 10% of his or her compensation deducted each payroll period. The number of shares of our Common Stock a participant may purchase in each purchase interval during an offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that purchase interval by the purchase price; provided, however, that a participant may not purchase more than 750 shares each purchase interval.

Withdrawal

Generally, a participant may withdraw from an offering period at any time by written notice without affecting his or her eligibility to participate in future offering periods. However, once a participant withdraws from a particular offering period, that participant may not participate again in the same offering period, and to participate in a subsequent offering period, the participant must deliver to us a new subscription agreement.

Termination of Employment

Upon termination of a participant’s employment for any reason, including disability or death, his or her participation in the 2003 ESPP will immediately cease. The payroll deductions credited to the participant’s account, but not used to make a purchase will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided pursuant to the 2003 ESPP.

Adjustments; Merger or Change in Control

In the event of any stock split, stock dividend or other change in our capital structure, appropriate adjustments will be made in the number, kind and purchase price of the shares available for purchase under the 2003 ESPP.

In the event of any merger or “change of control,” as defined in the 2003 ESPP, the successor corporation or a parent or subsidiary of such successor corporation may assume Intevac’s obligations under the 2003 ESPP or substitute participation in an equivalent plan. In the event the successor corporation refuses to do so, the Board of Directors shall shorten the purchase interval and offering period then in progress by setting a new purchase date, and the current offering period shall end on the new purchase date.

Certain Federal Income Tax Information

The following brief summary of the effect of federal income taxation upon the participant and Intevac with respect to the shares purchased under the 2003 ESPP does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The 2003 ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Service Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than (1) two years from the first day of the applicable offering period (or, if later, the first day the participant entered the offering period) and (2) one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day the participant entered the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares were purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase.

Intevac generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Amendment and Termination of the Plan

Our Board of Directors may at any time terminate or amend the 2003 ESPP. No amendment shall be effective unless it is approved by the shareholders, if such amendment would require shareholder approval in order to comply with Section 423 of the Code.

Purchase Plan Transactions for Certain Individuals and Groups

Given that the number of shares that may be purchased under the 2003 ESPP is determined, in part, on our Common Stock’s value on the enrollment date of each participant and the last day of the purchase interval and given that participation in the 2003 ESPP is voluntary on part of employees, the actual number of shares that may be purchased by an individual is not determinable.

The table below shows, as to each of Intevac’s executive officers named in the Summary Compensation Table and the various indicated groups, the number of shares of Common Stock purchased under the 2003 ESPP during the last fiscal year, together with the weighted average purchase price paid per share.

	Number of	Weighted
	Purchased	Average
Name of Individual or Group	Shares	Purchase Price

Norman H. Pond	—	—
Kevin Fairbairn	1,500	$3.61
Charles B. Eddy	1,500	3.61
Verle Aebi	1,500	3.61
Luke Marusiak	1,500	3.61
All executive officers, as a group	6,000	3.61
All employees who are not executive officers, as a group	123,217	3.78

Required Vote

The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting (provided that that vote also constitutes the affirmative vote of a majority of the required quorum) will be required for approval of the amendment to add an additional 400,000 shares to the 2003 Intevac Employee Stock Purchase Plan.

The Board of Directors recommends that shareholders vote FOR the adoption of the amendment to the Intevac 2003 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 400,000 shares.

PROPOSAL NO. 4:

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected Grant Thornton LLP as our independent public accountants for the fiscal year ending December 31, 2006. Grant Thornton LLP began auditing our financial statements in 2000. Its representatives are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Fees Paid To Accountants For Services Rendered During 2005

Audit Fees

The aggregate fees billed by Grant Thornton LLP for the years ended December 31, 2005 and 2004 were $722,000 and $848,000, respectively. Audit fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q and fees for services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements. In addition, audit fees included those fees related to Grant Thornton’s audit of the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees

The aggregate fees billed by Grant Thornton LLP for audit-related services rendered to Intevac for the years ended December 31, 2005 and 2004 were $4,400 and $6,000, respectively. Audit-related services consist primarily of accounting consultations that are related to the performance of our audit or review of our consolidated financial statements.

Tax Fees

The aggregate fees billed by Grant Thornton LLP for tax services rendered to Intevac for the years ended December 31, 2005 and 2004 were $30,000 and $25,000, respectively. Tax services include tax compliance, tax advice and tax planning.

All Other Fees

The aggregate fees billed by Grant Thornton LLP for services rendered to Intevac other than those described above for the years ended December 31, 2005 and 2004 were $18,000 and $37,000, respectively. These services include the annual audit of our 401(k) Profit Sharing Plan and Trust in 2004 and assistance in responding to audits by the State of California Franchise Tax Board and the State of California Board of Equalization.

In making its recommendation to ratify the appointment of Grant Thornton LLP as our independent auditor for the fiscal year ending December 31, 2006, the Audit Committee has considered whether services other than audit and audit-related services provided by Grant Thornton LLP are compatible with maintaining the independence of Grant Thornton LLP and has determined that such services are so compatible.

Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee approves in advance all engagements with Grant Thornton LLP, including the audit of our annual financial statements, the review of the financial statements included in our Quarterly Reports on Form 10-Q, the audit of our 401(k) Profit Sharing Plan and Trust and tax compliance services. Fees billed by Grant Thornton LLP are reviewed and approved by the Audit Committee on a quarterly basis.

Required Vote

Shareholder ratification of the selection of Grant Thornton LLP as Intevac’s independent public accountants is not required by our Bylaws or other applicable legal requirements. However, the Board is submitting the selection of Grant Thornton LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year, if it determines that such a change would be in the best interests of Intevac and its shareholders.

The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting (provided that that vote also constitutes the affirmative vote of a majority of the required quorum) will be required to ratify the selection of Grant Thornton LLP as Intevac’s independent public accountants for the year ending December 31, 2006.

The Board of Directors recommends that shareholders vote FOR the proposal to ratify the selection of Grant Thornton LLP as Intevac’s independent public accountants for the fiscal year ending December 31, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our Common Stock as of February 14, 2006 by (i) all persons known by us to be beneficial owners of five percent or more of our outstanding Common Stock, based upon a review of filings made pursuant to Sections 13(d), 13(f) and 13(g) with the Securities and Exchange Commission, (ii) each director of Intevac, (iii) the Chief Executive Officer and each of the three other executive officers of Intevac serving as such as of the end of the last fiscal year whose compensation for such year was in excess of $100,000, and (iv) all executive officers and directors of Intevac as a group.

	Amount and Nature of
	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent Owned(2)

T. Rowe Price Associates, Inc.	2,029,100	9.7%
100 E. Pratt Street
Baltimore, MD 21202
Cross Link Capital, Inc.	1,401,406	6.7%
Two Embarcadero Center, Suite 2200
San Francisco, CA 94111
Redemco, L.L.C.(3)	1,287,195	6.2%
395 Mill Creek Circle
Vail, CO 81657
Norman H. Pond(4)	807,885	3.9%
Kevin Fairbairn(5)	208,231	1.0%
Charles B. Eddy(6)	110,170	*
Verle Aebi(7)	46,373	*
Luke Marusiak(8)	52,250	*
David S. Dury(9)	55,000	*
Stanley J. Hill(10)	40,000	*
David Lambeth(11)	75,000	*
Robert Lemos(12)	58,000	*
Arthur L. Money(13)	50,000	*
All directors and executive officers as a group (10 persons)(14)	1,502,909	7.0%

*	Less than 1%

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. The number of shares beneficially owned includes shares that such individual had the right to acquire either on or within 60 days after February 14, 2006, including upon the exercise of an option.

(2)	Percentage of beneficial ownership is based upon 20,887,401 shares of Common Stock that were outstanding on February 14, 2006. For each individual, this percentage includes shares that such individual had the right to acquire either on or within 60 days after February 14, 2006, including upon the exercise of an option; however, such shares are not considered outstanding for the purpose of computing the percentage owned by any other individual as required by Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934.

(3)	These shares may be deemed to be beneficially owned by Mill Creek Systems, LLC and by Ann Becher Smead. Mill Creek Systems, LLC is a Managing Member of Redemco, L.L.C., and Ann Becher Smead is the Manager of Mill Creek Systems, LLC.

(4)	Includes 775,528 shares held by the Norman Hugh Pond and Natalie Pond Trust DTD 12/23/80 and 32,357 shares held by the Pond 1996 Charitable Remainder Unitrust, both of whose trustees are Norman Hugh Pond and Natalie Pond.

(5)	Includes options exercisable for 192,085 shares of Common Stock under the 1995 Stock Option/Stock Issuance Plan (the “1995 Option Plan”).

(6)	Includes 87,155 shares held by the Eddy Family Trust DTD 02/09/00, whose trustees are Charles Brown Eddy III and Melissa White Eddy, and options exercisable for 12,500 shares of Common Stock under the 1995 Option Plan.

(7)	Includes options exercisable for 7,500 shares of Common Stock under the 1995 Option Plan.

(8)	Includes options exercisable for 55,000 shares of Common Stock under the 2004 Equity Incentive Plan (the “2004 Plan”).

(9)	Includes options exercisable for 20,000 shares of Common Stock under the 2004 Plan.

(10)	Includes options exercisable for 30,000 shares of Common Stock under the 1995 Option Plan and for 10,000 shares under the 2004 Plan.

(11)	Includes options exercisable for 10,000 shares of Common Stock under the 1995 Option Plan.

(12)	Includes options exercisable for 35,000 shares of Common Stock under the 1995 Option Plan and for 20,000 shares under the 2004 Plan.

(13)	Includes options exercisable for 30,000 shares of Common Stock under the 1995 Option Plan and for 20,000 shares under the 2004 Plan.

(14)	Includes options exercisable for 282,085 shares of Common Stock under the 1995 Option Plan and for 155,000 shares under the 2004 Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership on Form 3, and reports of changes in ownership on Form 4 or Form 5, of our Common Stock and other equity securities. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish Intevac with copies of all Section 16(a) forms they file.

Based solely upon review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that during the fiscal year ended December 31, 2005, our officers, directors and holders of more than ten percent of our Common Stock complied with all Section 16(a) filing requirements, with the following exceptions:

(1) Mr. Pond, Mr. Fairbairn, Mr. Eddy, Mr. Marusiak, Ms. Burk, Mr. Gustafson and Mr. Kerns each filed one late report on a Form 4 covering the grant of stock options.

(2) Mr. Aebi filed two late reports on a Form 4, one covering the grant of a stock option and one covering the sale of 2,500 shares of our Common Stock.

(3) Mr. Lane filed two late reports on a Form 4, one covering the grant of a stock option and one covering the sale of 243 shares of our Common Stock.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning the compensation earned by (i) our Chairman, (ii) our Chief Executive Officer and (iii) each of our three other most highly compensated executive officers whose salary and bonus was in excess of $100,000 for fiscal 2005, for services rendered in all capacities to Intevac and its subsidiaries for each of the last three fiscal years. Such individuals are referred to as the “Named Executive Officers.” No executive officer who would have otherwise been includible in the table on the basis of salary and bonus earned for fiscal 2005 resigned or terminated employment during the fiscal year.

Summary Compensation Table

				Long-Term
				Compensation
				Awards
				Securities
	Annual Compensation			Underlying	All Other
Name and Principal Position	Years	Salary ($)(1)	Bonus	Options (#)	Compensation(2)

Norman H. Pond	2005	$136,166	—	50,000	$5,833
Chairman of the Board	2004	67,041	—	—	2,917
	2003	67,922	—	—	2,798
Kevin Fairbairn	2005	361,316	—	50,000	2,860
President and Chief	2004	337,069	—	50,000	2,793
Executive Officer	2003	270,304	$85,000	—	2,609
Charles B. Eddy III	2005	216,002	—	20,000	2,873
Vice President, Finance and	2004	192,619	—	20,000	2,396
Administration, Chief Financial Officer, Treasurer	2003	185,704	—	—	2,375
and Secretary
Verle Aebi	2005	199,106	—	20,000	2,414
President of Photonics	2004	192,927	—	20,000	2,397
Technology Division	2003	187,708	—	—	2,248
Luke Marusiak(3)	2005	189,155	—	20,000	2,167
Chief Operating Officer	2004	124,618	—	50,000	2,109
	2003	—	—	—	—

(1)	Includes salary deferral contributions to Intevac’s 401(k) Plan.

(2)	The indicated amount for each Named Executive Officer comprises the contributions made by Intevac on behalf of such individual to our 401(k) Plan, which match a portion of the officer’s salary deferral contributions to that plan, and the cost of any life insurance in excess of $50,000 paid by Intevac.

(3)	Mr. Marusiak joined Intevac in April 2004 as Chief Operating Officer.

Stock Options

The following table contains information concerning the stock option grants made to each of the Named Executive Officers during the fiscal year ended December 31, 2005. Except for the limited stock appreciation rights described in footnote (2) below, no stock appreciation rights were granted to those individuals during such year.

	Individual Grants
	Number of	Percent of			Potential Realizable Value
	Securities	Total Options	Exercise		at Assumed Annual Rates
	Underlying	Granted to	or		of Stock Price
	Options	Employees in	Base Price	Expiration	Appreciation for Option Term(1)
Name	Granted(2)	2005	($/Share)(3)	Date	5%	10%

Norman H. Pond	50,000	8.4%	$7.53	02/01/15	$236,779	$600,004
Kevin Fairbairn	50,000	8.4%	7.53	02/01/15	236,779	600,004
Charles B. Eddy III	20,000	3.4%	7.72	02/08/15	97,101	246,074
Verle Aebi	20,000	3.4%	7.72	02/08/15	97,101	246,074
Luke Marusiak	20,000	3.4%	7.72	02/08/15	97,101	246,074

(1)	There can be no assurance that the actual stock price appreciation over the 10-year option term will be at the 5% and 10% assumed annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

(2)	Option shares granted to the Named Executive Officers become fully exercisable at the end of fours of service, as measured from the option grant date. In addition, the option shares vest in full upon an acquisition of Intevac by merger or asset sale, unless such option is assumed by the acquiring entity. Each option has a maximum term of 10 years measured from the option grant date, subject to earlier termination following the optionee’s cessation of service with Intevac. Each option also includes a limited stock appreciation right which provides the optionee with a right, exercisable upon the successful completion of a hostile tender offer for fifty percent or more of Intevac’s outstanding voting securities, to surrender the option to Intevac, to the extent the option is at that time exercisable for vested shares, in return for a cash distribution per surrendered option share equal to the excess of (i) the highest price per share of Common Stock paid in the hostile tender offer over (ii) the option exercise price payable per share.

(3)	The exercise price may be paid in cash or in shares of our Common Stock valued at fair market value on the exercise date.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning option exercises and option holdings for fiscal 2005 by each of the Named Executive Officers. Each option also includes a limited stock appreciation right which provides the optionee with a right, exercisable upon the successful completion of a hostile tender offer for fifty percent or more of Intevac’s outstanding voting securities, to surrender the option to Intevac, to the extent the option is at that time exercisable for vested shares, in return for a cash distribution per surrendered option share equal to the excess of (i) the highest price per share of Common Stock paid in the hostile tender offer over (ii) the option exercise price payable per share. No other stock appreciation rights were outstanding at the end of the fiscal year.

Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	in-the-Money
			Options/SARs at	Options/SARs at
			Fiscal Year-End (#)	Fiscal Year-End
	Shares Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise (#)	Realized(1)	Unexercisable	Unexercisable(2)

Norman H. Pond	48,333	$159,016	0/50,000	$0/283,500
Kevin Fairbairn	—	—	182,580/92,189	$1,401,371/729,438
Charles B. Eddy III	33,333	$93,332	18,500/41,000	$137,364/302,400
Verle Aebi	39,166	$201,149	7,500/41,000	$43,688/302,400
Luke Marusiak	—	—	50,000/20,000	$159,500/109,600

(1)	Equal to the fair market value of the purchased shares on the option exercise date less the exercise price paid for those shares.

(2)	Based on the market price of $13.20 per share, which was the closing price per share of our Common Stock on the Nasdaq National Market on the last day of fiscal 2005, less the exercise price payable for such shares. Options for which the exercise price is greater than $13.20 are excluded from this calculation.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the number of outstanding options granted to employees and directors, as well as the number of securities remaining available for future issuance, under our equity compensation plans at December 31, 2005.

	(a)	(b)	(c)
	Number of Securities		Number of Securities
	to be Issued upon	Weighted-average	Remaining Available
	Exercise of	Exercise Price of	for Future Issuance
	Outstanding Options,	Outstanding Options,	under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans(1)

Equity compensation plans approved by security holders(2)	1,867,570	$7.19	480,189
Equity compensation plans not approved by security holders	—	—	—

Total	1,867,570	$7.19	480,189

(1)	Excludes securities reflected in column (a).

(2)	Included in the column (c) amount are 146,796 shares available for future issuance under our 2003 Employee Stock Purchase Plan.

CERTAIN TRANSACTIONS

We did not enter into any transactions and no relationships existed during the fiscal year ending December 31, 2005 which are required to be disclosed pursuant to Item 404 of Regulation S-K.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
AND CHANGE-IN-CONTROL AGREEMENTS

None of our executive officers except Kevin Fairbairn has an employment agreement with us, and all of our executive officers’ employment may be terminated at any time at the discretion of the Board of Directors. For Mr. Fairbairn, in the event of involuntary termination from his position as President and Chief Executive Officer for any reason not involving good cause, but subject to his execution of a waiver and release of claims that is acceptable to us, we will continue to pay his base salary for twelve months following termination. Upon a change of control of Intevac, all options held by Mr. Fairbairn will immediately vest in full unless the acquiring company assumes the options or substitutes new options and Mr. Fairbairn chooses not to accept the assumed or substituted options. In addition, in the event of involuntary termination of Mr. Fairbairn following a change of control, he will be entitled to receive a lump sum equal to twelve months of base salary. If his employment continues, he will be entitled to an amount equal to two times his annual salary after twelve months of employment.

Pursuant to the express provisions of the 1995 Stock Option/Stock Issuance Plan the “1995 Option Plan”), the outstanding options under the 1995 Option Plan held by the Chief Executive Officer and our other executive officers would immediately accelerate in full, and all unvested shares of Common Stock at the time held by such individuals under the 1995 Option Plan would immediately vest, if their employment were to be terminated either involuntarily or through a forced resignation within twelve months after any acquisition of Intevac by merger or asset sale in which those options and shares did not otherwise vest. In addition, the Compensation Committee of the Board of Directors has the authority as administrator of the 1995 Option Plan to provide for the accelerated vesting of outstanding options under the 1995 Option Plan held by the Chief Executive Officer and our other executive officers, and the immediate vesting of all unvested shares of Common Stock at the time held by such individuals under the 1995 Option Plan, if their employment were to be terminated either involuntarily or through a forced resignation following a hostile take-over of Intevac effected through a successful tender offer for more than fifty percent of our outstanding Common Stock or through a change in the majority of the Board as a result of one or more contested elections for Board membership.

Under the 2004 Equity Incentive Plan, the Board of Directors or its Compensation Committee, as administrator of the plan, has the authority to provide for the accelerated vesting of outstanding options under the plan, including options held by our executive officers, under such circumstances and at such times as the Board or Committee deems appropriate, including in the event of termination of the optionee or a change in control of Intevac. Each option granted under the 2004 Equity Incentive Plan includes a limited stock appreciation right which provides the optionee with a right, exercisable upon the successful completion of a hostile tender offer for fifty percent or more of Intevac’s outstanding voting securities, to surrender the option to Intevac, to the extent the option is at that time exercisable for vested shares, in return for a cash distribution per surrendered option share equal to the excess of (i) the highest price per share of Common Stock paid in the hostile tender offer over (ii) the option exercise price payable per share.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The information contained in this report shall not be deemed to be “soliciting material” or to be filed with the SEC, nor shall such information be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent Intevac specifically incorporates it by reference into such filing.

The purpose of the Compensation Committee of the Board of Directors is to discharge the Board’s responsibilities relating to compensation of our executive officers and employees. The Committee has overall responsibility for: approving executive officer compensation plans, recommending director compensation to the Board of Directors, approving stock option grants, reviewing and approving an annual report on executive compensation for inclusion in our Proxy statement, overseeing succession plans on an annual basis, and overseeing compensation strategy for our employees with attention to key employees.

In addition, the Compensation Committee has exclusive responsibility for administering the 2004 Equity Incentive Plan, under which stock option grants and direct stock issuances may be made to executive officers and other employees. In carrying out its duties, the Compensation Committee has access to independent compensation consultants and outside survey data. The Compensation Committee is currently comprised of two non-employee independent directors, David N. Lambeth and Robert Lemos. The Compensation Committee’s responsibilities are further defined in its Charter, which is available through our Internet home page, located at www.intevac.com.

In the discussion below, we describe our executive compensation policies and practices. We also identify the procedures we use to determine the compensation of our Chairman, Chief Executive Officer, the next three most highly compensated executive officers and other key officers.

General Compensation Philosophy

Intevac’s general compensation philosophy is that total cash compensation should vary with our performance in achieving financial and non-financial objectives, and that any long-term incentive compensation should be closely aligned with the shareholders’ interests. This philosophy applies to all Intevac employees, with a more significant level of variability and compensation at risk as an employee’s level of responsibility increases.

We operate in the extremely competitive and rapidly changing high technology industry. The Committee believes that the compensation programs for our executive officers should be designed to attract, motivate and retain talented executives responsible for the success of Intevac and should be determined within a competitive framework and based on the achievement of overall financial results, individual contributions and a compensation philosophy of “pay for performance.” Within this overall philosophy, the Committee’s objectives are to:

•	Offer a total compensation program that takes into consideration the compensation practices of a specifically identified peer group of companies and other selected companies with which Intevac competes for executive talent;

•	Provide annual variable incentive awards that take into account our overall financial performance relative to corporate objectives and that are also based on individual contributions; and

•	Align the financial interests of the executive officers with those of our shareholders by providing significant equity-based, long-term incentives.

Compensation Process and Components

The Committee determines the compensation levels for the executive officers with the assistance of our Human Resources Department and outside consultants hired by the Committee, utilizing executive compensation data drawn from a nationally recognized survey of high technology companies, with an emphasis on similarly sized technology companies and companies with which Intevac competes for executive talent (“Peer Companies”). The positions of our Chief Executive Officers and other executive officers are compared with those of their counterparts at the Peer Companies, and the market compensation levels for comparable positions are examined to determine base salary, target incentives and total cash compensation. In addition these Peer Companies’ practices concerning stock option grants are reviewed and compared.

The three major components of our executive officer compensation are:

•	Base salary;

•	Performance-based annual bonus, which is paid in cash; and

•	Periodic grants of long-term equity-based incentives, such as stock options, restricted stock units and/or restricted stock, which may be subject to performance and/or time-based vesting requirements.

Base Salary.  The base salary for each executive officer is determined at levels considered appropriate for comparable positions at the Peer Companies.

Performance-Based Compensation.  To reinforce the importance of achieving goals, the Committee believes that a substantial portion of the annual compensation of each executive officer should be in the form of performance-based pay. The annual incentive pool set aside for executive officers and other participants is determined by a percentage of our pre-tax earnings. A target bonus is set for each executive officer based on bonuses for comparable positions at Peer Companies. Specific formulas are established to determine the actual bonus payment for each officer. The actual bonus payment is calculated by applying two factors to the target bonus:

•	The size of the actual bonus pool relative to target bonus amounts; and

•	Each participant’s performance relative to a predetermined set of objectives.

Objectives vary by individual, but include the following metrics: business results, business development and marketing, product excellence, and strategic initiatives.

Long-Term, Equity-Based Incentive Awards.  The goal of our long-term equity-based incentive awards is to align the interests of executive officers with our shareholders and to provide each executive officer with a significant incentive to manage Intevac from the perspective of an owner with an equity stake in the business. The Committee determines the size of long-term, equity-based incentives according to each executive’s position within the Company and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the Committee takes into account an individual’s recent performance, his or her potential for future responsibility and promotion, comparable awards made to individuals in similar positions with the Peer Companies, and the number of unvested options held by each individual at the time of the new grant. The relative weight given to each of these factors varies among the individuals at the Committee’s discretion.

During fiscal 2005, the Committee made option grants to Messrs. Pond, Fairbairn, Eddy, Aebi and Marusiak under our 2004 Equity Incentive Plan. Each grant allows the officers to acquire shares of our Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time. Recurring option grants issued under the 2004 Equity Incentive Plan typically vest at the end of a four-year period, contingent on the executive officer’s continued employment with Intevac. Accordingly, the option will provide a return only if the officer remains with Intevac and only if the market price appreciates over the option term.

Chief Executive Officer Compensation.  During fiscal 2005, Mr. Fairbairn received a base salary of $361,316. Mr. Fairbairn’s compensation was determined in a manner consistent with the philosophy of the Compensation Committee as described above. In addition, specifically with respect to the Chief Executive Officer (“CEO”) of Intevac, the Compensation Committee’s charter requires that the Compensation Committee review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate his performance in light of those goals to ensure that the CEO is providing appropriate leadership for Intevac, from a short-, intermediate- and long-term perspective, and consider identified and other factors related to the performance of Intevac in determining a recommendation to the Board on the compensation level of the CEO.

Compliance with Internal Revenue Code Section 162(m).  Under Section 162(m) of the Internal Revenue Service Code, we generally receive a federal income tax deduction for compensation paid to our Chief Executive Officer and our four other named executive officers only if the compensation is less than $1 million during any fiscal year or is performance-based under Section 162(m). The compensation paid to all of our executive officers for fiscal 2005 did not exceed the $1 million limit per officer. In addition, our 1995 Stock Option/Stock Issuance Plan, our 2004 Equity Incentive Plan and our Executive Incentive Plan permit our Committee to pay compensation that is performance-based and thus fully tax-deductible. Our Committee currently intends to continue seeking a tax deduction for all of our executive compensation, to the extent we determine it is in the best interests of Intevac.

This report is submitted by the members of the Compensation Committee.

David N. Lambeth
Robert Lemos (Chairman)

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of our Board of Directors was formed September 14, 1995 and during 2005 was comprised of David N. Lambeth and Robert Lemos. Neither of these individuals was at any time during fiscal 2005, or at any other time, an officer or employee of Intevac. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be filed with the SEC, nor shall such information be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent Intevac specifically incorporates it by reference into such filing.

Composition.  The Audit Committee currently consists of David S. Dury, Robert Lemos and Arthur L. Money, each of whom is a non-employee director who the Board of Directors has determined meets the independence and other requirements to serve on the Audit Committee under the listing standards of The Nasdaq Stock Market. The Board has also determined that each member of the committee is an “audit committee financial expert” as defined in Item 401 of Regulation S-K.

Responsibilities.  The Audit Committee operates under a written charter that has been adopted by the Board. The Audit Committee is responsible for overseeing our accounting and financial reporting processes, overseeing the audits of our financial statements and assisting the Board of Directors in oversight and monitoring of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of our external auditors, and (iv) our internal accounting and financial controls. Our management is responsible for maintaining our books of account and preparing periodic financial statements based thereon and the system of internal controls. The independent accountants are responsible for auditing our annual financial statements. The Audit Committee’s responsibilities are further defined in its Charter, which is available on our internet home page, located at www.intevac.com.

Review with Management and Independent Accountants.  In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed with management and the independent accountants our audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

2. The Audit Committee has discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

3. The Audit Committee has received from the independent accountants, Grant Thornton LLP, the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with Grant Thornton LLP the independent accountants’ independence.

4. The Audit Committee has considered whether the provision of services covered by Fees Paid To Accountants For Services Rendered is compatible with maintaining the independence of Grant Thornton LLP.

Based on the review and discussion referred to in paragraphs 1-4 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC.

The Audit Committee has recommended to the Board that Grant Thornton LLP be selected as our independent accountants for the fiscal year ending December 31, 2006

This report is submitted by the members of the Audit Committee.

David S. Dury (Chairman)
Robert Lemos
Arthur L. Money

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Common Stock of Intevac with that of the NASDAQ Stock Market Total Return Index, a broad market index published by the Center for Research in Security Prices (“CRSP”), and the NASDAQ Computer Manufacturers Stock Total Return Index compiled by CRSP. The comparison for each of the periods assumes that $100 was invested December 31, 2000 in our Common Stock, the stocks included in the NASDAQ Stock Market Total Return Index and the stocks included in the NASDAQ Computer Manufacturers Stock Total Return Index. These indices, which reflect formulas for dividend reinvestment and weighting of individual stocks, do not necessarily reflect returns that could be achieved by individual investors.

COMPARISON OF CUMULATIVE TOTAL RETURN SINCE DECEMBER 31, 2000
AMONG INTEVAC, NASDAQ STOCK MARKET TOTAL RETURN INDEX AND
NASDAQ COMPUTER MANUFACTURERS TOTAL RETURN INDEX

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Intevac, Inc.	$100	$76	$128	$451	$242	$422
Nasdaq Stock Market Total Return Index	100	79	55	82	89	91
Nasdaq Computer Manufacturers Total Return Index	100	69	46	64	83	85

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report on Executive Compensation, the preceding Audit Committee Report and the preceding Performance Graph shall not be incorporated by reference into any such filings; nor shall such reports or graph be incorporated by reference into any future filings.

OTHER BUSINESS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Proposals of shareholders which are intended to be presented at our Annual Meeting of Shareholders to be held in 2007 must be received by Intevac no later than December 8, 2006 to be included in the proxy statement and proxy relating to that meeting. If a shareholder intends to raise a proposal at our 2007 Annual Meeting of Shareholders that is not eligible for inclusion in the proxy statement relating to the meeting and the shareholder fails to give us notice in accordance with the requirements set forth in the Securities Exchange Act by February 21, 2007, the proxy holders will be allowed to use their discretionary authority when and if the proposal is raised at our 2007 Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

CHARLES B. EDDY III
Vice President, Finance and
Administration, Chief Financial
Officer, Treasurer and Secretary

April 7, 2006

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
INTEVAC, INC.
     Kevin Fairbairn and Charles B. Eddy III, or either of them, are hereby appointed as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution) to represent and to vote all shares of capital stock of Intevac, Inc. which the undersigned is entitled to vote at our Annual Meeting of Shareholders on May 15, 2006, and at any adjournments or postponements thereof, as follows on the reverse side.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

The Board of Directors recommends a vote FOR each of the proposals below. This Proxy will be voted as directed, or, if no direction is indicated, will be voted FOR each of the proposals below and at the discretion of the persons named as proxies upon such other matters as may properly come before the meeting. This proxy may be revoked at any time before it is voted.

1.	The election of all nominees listed below for the Board of Directors, as described in the Proxy Statement:

Nominees: Norman H. Pond, Kevin Fairbairn, David S. Dury, Stanley J. Hill, Robert Lemos, Arthur L. Money and Ping Yang

FOR ☐ WITHHELD ☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write such name or names in the space provided below.)

2.	Proposal to approve an amendment to the Company’s 2004 Equity Incentive Plan:

FOR ☐ AGAINST ☐ ABSTAIN ☐

3.	Proposal to approve an amendment to the Company’s 2003 Employee Stock Purchase Plan:

FOR ☐ AGAINST ☐ ABSTAIN ☐

3.	Proposal to ratify the appointment of Grant Thornton LLP as independent public accountants of Intevac for the fiscal year ending December 31, 2006:

FOR ☐ AGAINST ☐ ABSTAIN ☐

4.	Transaction of any other business which may properly come before the meeting and any adjournment or postponement thereof.
DATE: _______________________, 2006
__________________________________
(Signature)
__________________________________
(Signature if held jointly)
(Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed. When signing as partner, corporate officer, attorney, executor, administrator, trustee, guardian or in any other representative capacity, give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.)
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,
USING THE ENCLOSED ENVELOPE.